Exhibit 10.1
ASSUMPTION OF CONVERTIBLE NOTES
AND DEBT AGREEMENT

THIS ASSUMPTION OF CONVERTIBLE NOTES AND DEBT AGREEMENT (the "Agreement") is entered into as of this ___ day of May, 2013, to be effective as of June 1, 2010, by and between GDT Tek, Inc., a corporation organized under the laws of the State of Florida (the “Company”) and Seamless Corporation, a privately held corporation organized under the laws of the State of Nevada (“Seamless”).

RECITALS:

WHEREAS in November 2009, the Company merged with a subsidiary of Seamless pursuant to which Seamless survived the subsidiary's merger with the Company and, thus, Seamless became a wholly owned subsidiary of the Company;

WHEREAS in accordance with the merger, the Company incurred substantial amount of debt to use as working capital to develop the assets of Seamless, which assets of Seamless are the S-Gen Mini Computer and corresponding patents and the Peer 2 Peer software and corresponding patents (collectively, the "Seamless Assets");

WHEREAS the debt is evidenced by the following convertible notes (collectively, the "Convertible Notes"):

Loan Number	Loan Amount	Principal Owed	Interest Owed to June 30, 2010	Interest Owed to June 30, 2011	Total Due per Loan

09-LF-101-1	150,000	75,000	6,250	6,250	87,500
09-LF-101-2	309,760	309,760	23,060	23,060	355,880
09-LF-101-3	64,000	64,000	4,604	4,604	73,208
09-LF-101-4	150,000	150,000	11,167	11,167	172,334
09-LF-101-5	90,000	90,000	5,700	5,700	101,400
09-LF-101-6	60,000	60,000	3,350	3,350	66,700

Total		748,760	54,131	54,131	857,022

WHEREAS on June 24, 2010, the Company entered into an agreement to sell all of the Company’s subsidiaries, including Seamless in consideration for the issuance of shares of common stock of the Company;

WHEREAS subsequent to the sale of Seamless, the Company retained the Convertible Note, which Convertible Notes were reflected on the Company's audited financial statements for fiscal years ended December 31, 2010, 2011 and 2012;

WHEREAS approximately June 1, 2020, both the Company and Seamless had agreed hat Seamless would assume the Debt; and the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to have Seamless assume the debt and transfer all associated liability from the Company to Seamless (the "Assumption of Debt");

WHEREAS the Company and Seamless wish to set forth their agreement relating to the Assumption of Debt and this Agreement;

WHEREAS the Board of Directors of the Company have approved the execution of this Agreement;

NOW, THEREFORE, in consideration of the aforesaid recitals and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.           Seamless agrees to assume the Debt and hereby cancel the Convertible Notes and re-issue the Convertible Notes in the name of Seamless as debtor

2.           Seamless agrees that the Company shall restate its financial statements for fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012 to reflect that the Convertible Notes have been assumed by Seamless effective June 1, 2010. .
3.           Seamless represents and acknowledges that the execution and delivery by Seamless of this Agreement is within the power of Seamless, has been duly authorized by all necessary corporate action on behalf of Seamless and does not: (i) require the consent of any other person or party; (ii) contravene or conflict with any provision of applicable law or the certificate of incorporation or other corporate agreement of Seamless; or (iii) contravene or conflict with or result in a default under any other instrument or contract to which Seamless is a party.

4.  This Agreement shall be deemed effective as of June 1, 2010 and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.

5. The Company and Seamless shall agree to release each other and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against each other, their successors and assigns, as well as its present or former owners, directors, officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the aforesaid Assumption of Debt and this Agreement.

GDT Tek, Inc.

Date: May __, 2013	By:	/s/
Name
President/Chief Executive Officer

Seamless Corporation

Date: May __, 2013	By:	/s/
President